Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. PROVIDES UPDATE
ON LATE FILING OF ITS 2013 ANNUAL REPORT ON FORM 10-K
AND ON PRIVATE LOAN PROGRAM GUARANTEE

CARMEL, IN, March 21, 2014—ITT Educational Services, Inc. (NYSE:  ESI), a leading provider of technology-oriented postsecondary degree programs, announced that it did not file its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”) on or before the extended due date of March 18, 2014.  The company has received a notice from the New York Stock Exchange (“NYSE”) that the company is subject to the NYSE’s procedures under its timely filing criteria as a result of the company’s failure to file the 2013 Form 10-K by March 18, 2014.  The issuance of such a notice is considered routine practice in situations where there are late filings with the Securities and Exchange Commission (“SEC”).  Under NYSE rules, the company has six months from March 18, 2014 to file the 2013 Form 10-K.  Until the company files the 2013 Form 10-K, its common stock will remain listed on the NYSE under the symbol “ESI,” but will be assigned a “LF” indicator to signify late filing status.  The company can regain compliance with the NYSE listing standards during the six-month period once it files the 2013 Form 10-K with the SEC.

As previously disclosed, although the company’s management has been working diligently to complete all of the required analyses and reviews, issues relating to the accounting treatment for the variable interest entity involved in the PEAKS Private Student Loan Program (the “PEAKS Program”) have caused the delays associated with completing the company’s financial statements, footnotes and related disclosures for the 2013 Form 10-K.  The company submitted a preclearance request to the Office of the Chief Accountant of the SEC on March 18, 2014 relative to the accounting treatment for the variable interest entity involved in the PEAKS Program, and the company is also continuing to work to complete other items necessary to finalize the company’s financial statements, footnotes and related disclosures.

The company is working diligently to complete the 2013 Form 10-K and file it as soon as practicable.  Due to the uncertainty with respect to the timing of the completion of the necessary reviews and analyses, however, there can be no assurance that the company will be able to file the 2013 Form 10-K within the NYSE’s six-month cure period.  In the event the company fails to file its 2013 Form 10-K by the expiration of the six-month cure period, the NYSE may commence proceedings to delist the company’s common stock, unless the NYSE grants, in its sole discretion, a further extension of up to six months.  There can be no assurance that the NYSE would grant a further extension to the company.

The company also announced that it has entered into a letter agreement that resolves differing interpretations of the permissibility of the payments that the company previously made on behalf of certain student borrowers under the PEAKS Program to help those borrowers avoid defaulting on their PEAKS Program private education loans (“Payments on Behalf of Borrowers”), which defaults would have triggered contractually required payments by the company under its guarantee agreement related to the PEAKS Program (the “Guarantee Agreement”).  Pursuant to the letter agreement, any breach or event of default under the Guarantee Agreement that may have arisen or resulted from the company making Payments on Behalf of Borrowers has been waived, and no actions or other remedies will be sought against the company related to the Payments on Behalf of Borrowers.  In the letter agreement, the company has agreed not to make any further payments on behalf of any borrower.  In connection with the letter agreement, the company made a payment of $40.0 million to the trust under the PEAKS Program, which payment is considered a payment under the Guarantee Agreement and will be applied principally to make a mandatory prepayment of the senior debt issued by the PEAKS Program trust.

The $40.0 million paid by the company will be recorded as a guarantee payment under the PEAKS Program in the fiscal quarter ending March 31, 2014.  In addition, the company has revised its projected 2014 private loan program-related payments from the previously-disclosed estimated range of between $30 million and $50 million to a revised estimated range of between $100 million and $120 million, which includes the $40.0 million payment.  None of the company’s previously-disclosed other internal goals for the fiscal year ending December 31, 2014 are being revised at this time.  The company emphasizes, however, that the projection of its 2014 private loan program-related payments and its other internal goals for 2014 are only estimates and may differ materially as a result of future events and the finalization of the company’s financial statements, as discussed above.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the inability of the company to file the 2013 Form 10-K during any available cure period; the NYSE’s failure to grant a further extension of time in which the company can file the 2013 Form 10-K; changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; business conditions and growth in the postsecondary education industry and in the general economy; the company's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; the company's ability to implement its growth strategies; the company's failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to the company's existing program offerings and new curricula; the company's ability to collect internally funded financing from its students; the company’s exposure under its guarantees related to private student loan programs; the company's ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:                                                                                                     WEB SITE:
Nicole Elam, Vice President                                                                           www.ittesi.com
(317) 706-9200

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